FOR IMMEDIATE RELEASE
---------------------

            COMMSCOPE REPORTS STRONG SECOND QUARTER 2005 RESULTS
o       DILUTED EPS OF $0.25 DRIVEN BY IMPROVED OPERATING PERFORMANCE
o       SALES OF $337 MILLION, UP 8% YEAR OVER YEAR
o       7% OPERATING MARGIN PRIMARILY DUE TO STRONGER ENTERPRISE PERFORMANCE
o       CONFERENCE CALL SCHEDULED FOR 10:00 EDT
-------------------------------------------------------------------------------

HICKORY, NC -- (AUGUST 1, 2005) CommScope, Inc. (NYSE: CTV) today announced second quarter results for the period ended June 30, 2005. The Company reported second quarter sales of $336.7 million and net income of $16.3 million, or $0.25 per diluted share. The reported net income includes previously announced, after-tax charges of $1.0 million related to the organizational and cost-reduction initiatives at the Omaha, Nebraska manufacturing facility. Excluding this charge, adjusted earnings were $17.3 million, or $0.27 per diluted share.

For the second quarter of 2004, CommScope reported sales of $312.9 million and net income of $84.1 million, or $1.16 per diluted share. Second quarter 2004 earnings reflected certain special items, including an after-tax gain of $76.4 million, or $1.05 per diluted share, related to the restructuring of the OFS BrightWave, LLC joint venture with The Furukawa Electric Co., Ltd (Toyko: 5801). Excluding special items, adjusted earnings were $8.1 million, or $0.11 per diluted share, for the second quarter of 2004.

"We delivered strong performance in the second quarter" stated Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "Our operating margin more than doubled to 7% sequentially primarily due to the profitable growth of Enterprise product sales combined with a favorable sales mix shift toward higher-end solutions. We also demonstrated substantial improvements in the Carrier segment with sales up 22% and operating losses down by more than 50% sequentially."

SALES OVERVIEW
--------------
Sales for the second quarter of 2005 increased 7.6% year over year, primarily driven by improved international sales, price increases in response to higher raw material costs and stronger Carrier segment sales. Below is a sales summary:


                                     Second        First         Second         % Change
($ in millions)                     Quarter      Quarter        Quarter         --------
                                     2005          2005           2004       YOY      Sequential
                                     ----          ----           ----       ---      ----------
Enterprise                          $173.8        $157.7         $157.4     10.4%        10.2%
Broadband                           $109.9        $108.1         $112.5     -2.3%         1.7%
Carrier                              $53.7        $ 44.1          $43.4     23.7%        21.8%
Intersegment eliminations            ($0.7)        ($0.8)         ($0.4)      n/a          n/a
                                    ------        ------         ------     -----         ----
Total CommScope Net Sales           $336.7        $309.1         $312.9      7.6%         8.9%


Enterprise segment sales rose 10.4% year over year to $173.8 million. Second quarter Enterprise sales reflected strong international sales growth year over year, higher prices for most products and a positive shift toward higher-end solutions such as SYSTIMAX(R) GigaSPEED(R) XL and GigaSPEED(R) X10D, which is a revolutionary copper cabling system capable of supporting 10 Gigabit Ethernet.

Broadband segment sales were $109.9 million, down 2.3% year-over-year, but up 1.7% sequentially. Broadband sales have been relatively stable since mid-2004 when the Company's largest domestic broadband customer completed a major upgrade of its network.

Carrier segment sales rose 23.7% year over year to $53.7 million, primarily due to strong demand for wireless products and Integrated Cabinet Solutions
(ICS). The Company continues to make progress communicating the Cell Reach(R) value proposition to domestic and international wireless carriers. The ICS business strengthened primarily due to rapidly expanding, domestic carrier construction projects for Digital Subscriber Line (DSL) and fiber-to-the-node (FTTN) applications.

Total international sales rose 17.9% year over year to $113.5 million or approximately 33.7% of total company sales.

Overall external orders booked in the second quarter of 2005 were $345.3 million.

OTHER HIGHLIGHTS
----------------
o Gross margin for the second quarter of 2005 rose to 26.3%, up from 23.3% in the first quarter of 2005. Gross margin increased nearly 300 basis points sequentially primarily due to the positive impact of higher sales prices, a favorable sales mix and ongoing cost reduction initiatives. Gross margin in the second quarter of 2004 was 23.1% and reflected certain purchase accounting adjustments related to inventory acquired as part of the Company's acquisition of the Connectivity Solutions business of Avaya Inc. and sold during the quarter. Excluding this impact, the company's adjusted gross margin for the second quarter of 2004 was 23.5%.

o Operating income more than doubled sequentially to $24.6 million, or 7.3% of sales for the second quarter of 2005. Excluding special charges related to restructuring costs at the Omaha facility, operating income was $26.2 million or 7.8% of sales for the quarter.

o Total depreciation and amortization expense was $14.9 million for the second quarter of 2005, which included $3.3 million of intangibles amortization and deferred financing fee amortization of $0.6 million.

o Net cash provided by operating activities in the second quarter of 2005 was $35.8 million.

o Capital spending for the second quarter of 2005 was $5.2 million. CommScope completed a new broadband cable manufacturing facility in China and began commercial production during the second quarter. The facility is expected to enhance the Company's market presence and customer service in the Asia/Pacific region.

o The Enterprise segment continued to expand its global leadership position as the SYSTIMAX(R) GigaSPEED(R) X10D Solution won numerous projects in the second quarter. The GigaSPEED X10D Solution provides a full end-to-end 10 Gigabit solution over Unshielded Twisted Pair (UTP) that complies with the latest Institute of Electrical and Electronics Engineers (IEEE) 802.3an specifications for 10GBASE-T. The GigaSPEED X10D Solution also complies with the latest cabling channel specifications in Telecommunications Industry Association (TIA) and International Organization for Standardization (ISO) for Category 6A/New Class E. The Company believes it is the most advanced UTP solution available on the market.

o During the quarter, the Company announced a number of new products, including:
     o The innovative SYSTIMAX(R) InstaPATCH(TM) Plus and G2 System of fiber connectivity solutions, which reduce cost as well as simplify design and configuration of fiber apparatus in enterprise data centers;
     o New Angled Patch Panels, 12-port panels and VGA Couplers for the Uniprise(TM) solution set;
     o AirBridge(TM) Wireless broadband service extension product designed to enable Multiple System Operators (MSOs) to deploy carrier-grade services for commercial customers in areas not currently served by Hybrid Fiber Coaxial (HFC) infrastructure; and
     o    Advanced enclosure technology for wireless E911 applications.

o CommScope recently settled its patent infringement suit against Ortronics, Inc. The suit related to a CommScope patent, which is directed to electrical connectors that have improved crosstalk performance as a result of time-delayed, multi-stage crosstalk compensation. As a result of the settlement, the further sale of certain Ortronics Category 6 products will be licensed from CommScope under a royalty-bearing arrangement.

     CommScope's industry-leading research and development teams continue to spearhead innovative developments in cable, connectivity, apparatus and cabinets. The Company expects to build upon its legacy of innovation and intends to work diligently to protect its extensive patent portfolio.

OMAHA COST REDUCTION
--------------------
Connectivity Solutions Manufacturing, Inc. (CSMI), an indirect, wholly owned manufacturing subsidiary of CommScope, has essentially completed the implementation of the organizational initiatives and cost reductions at its Omaha, Nebraska facility announced in October 2004. During the second quarter of 2005, the Company recognized $1.5 million in pre-tax, net restructuring costs primarily related to process improvement costs and impairment of excess equipment.

During the quarter, CSMI entered into an agreement to sell a vacant 410,000-square foot warehouse and approximately 42 acres at the CSMI manufacturing facility in Omaha. The sales price for the building and land is $10,500,000. Closing is expected in early 2006 and is subject to customary closing conditions.

"The CSMI team continues to execute its strategies to reduce cost and improve operations," noted Drendel. "In part due to CSMI's efforts, the Carrier segment made significant strides in the quarter and was slightly profitable in the month of June. While CSMI still has work ahead of it to become globally competitive, we remain encouraged by its ongoing progress."

THIRD QUARTER AND 2005 OUTLOOK
------------------------------
"Looking ahead to the third quarter, we expect sales of $335-$355 million," said CommScope Executive Vice President and Chief Financial Officer Jearld
L. Leonhardt. "We also expect higher material costs for certain commodities such as copper. However, we believe that increased sales volumes and ongoing cost management will somewhat offset the impact of these higher costs. Overall for the third quarter, we expect an operating margin of 7%-8%, excluding special items.

"For calendar year 2005, we now expect sales to grow to $1.30-$1.35 billion and operating margin to expand to 6.0-6.5%, excluding special items," noted Leonhardt. "The calendar year guidance reflects an anticipated seasonal slowdown in the fourth quarter of 2005. Our previous 2005 guidance was sales of $1.2-$1.3 billion and operating margin of 5.0%-5.5%, excluding special items."

CONFERENCE CALL INFORMATION
---------------------------
The Company has rescheduled its second quarter earnings conference call. CommScope now plans to host a conference call today at 10:00 a.m. (EDT) to discuss second quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial +1-212-676-5368. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Presentations page on CommScope's website at http://phx.corporate-ir.net/phoenix.zhtml?c=101146&p=irol-presentations.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial +1-402-977-9140 for the replay. The replay ID is 21252156. The replay will be available through Monday, August 8th. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site.

ABOUT COMMSCOPE
---------------
CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of "last mile" cable and connectivity solutions for communication networks. Through our SYSTIMAX(R) Solutions(TM) and Uniprise Solutions(TM) brands we are the global leader in structured cabling systems for business enterprise applications. We are also the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, revenues, margins, accretion, earnings, synergies and other financial items relating to CommScope, and integration and restructuring plans related to CommScope's acquisition of substantially all of the assets and certain liabilities of Connectivity Solutions ("the acquisition") that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. These forward-looking statements are identified, including, without limitation, by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," "think," "thinks" and "scheduled" and similar expressions. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, the challenges of integration and restructuring associated with the acquisition of Connectivity Solutions or any future acquisition or restructuring, including cost reduction plans at CSMI's Omaha, Nebraska facility; the challenges of achieving anticipated synergies; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; customer demand for our products, applications and services; expected demand from major domestic MSOs; telecommunications industry capital spending; ability to maintain successful relationships with our major distributors; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; changes or fluctuations in global business conditions; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; ability to recover higher material and transportation costs from our customers through price increases; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible production disruption due to supplier bankruptcy, reorganization or restructuring; variability in our effective tax rate; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; successful operation of our vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; adequacy and availability of insurance; regulatory changes affecting us or the industries we serve; any changes required by the Securities and Exchange Commission in connection with its review of our public filings; authoritative changes in generally accepted accounting principles by standard-setting bodies; environmental remediation issues; terrorist activity or armed conflict; political instability; major health concerns and other factors; and any statements of belief and any statements of assumptions underlying any of the foregoing. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:

PHIL ARMSTRONG               BETSY LAMBERT, APR
INVESTOR RELATIONS           MEDIA RELATIONS
(828) 323-4848               (828) 323-4873


                                                                 COMMSCOPE, INC.
                                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                Three Months Ended            Six Months Ended
                                                                     June 30,                      June 30,
                                                            -----------------------------  ----------------------------
                                                                2005           2004            2005           2004
                                                            -------------- --------------  -------------  -------------
Net sales                                                       $ 336,711      $ 312,949      $ 645,765      $ 548,010
                                                            -------------- --------------  -------------  ------------
Operating costs and expenses:
   Cost of sales                                                  248,102        240,772        484,994        438,449
   Selling, general and administrative                             54,016         51,743        107,898         87,727
   Research and development                                         8,437          8,145         16,207         13,011
   In-process research and development charges                          -              -              -          3,894
   Acquisition-related transition and startup costs                     -          1,242              -          7,981
   Restructuring costs                                              1,546              -          3,575              -
                                                            -------------- --------------  -------------  -------------
       Total operating costs and expenses                         312,101        301,902        612,674        551,062
                                                            -------------- --------------  -------------  -------------
Operating income (loss)                                            24,610         11,047         33,091         (3,052)
Other income (expense), net                                          (612)           241           (669)          (885)
Loss on early extinguishment of debt                                    -              -              -         (5,029)
Interest expense                                                   (2,289)        (2,440)        (4,367)        (5,199)
Interest income                                                     1,149            445          2,148            924
                                                            -------------- --------------  -------------  -------------
Income (loss) before income taxes, equity in losses of OFS
   BrightWave, LLC and net gain on OFS BrightWave, LLC
   transaction                                                     22,858          9,293         30,203        (13,241)
Income tax benefit (expense)                                       (6,554)        (1,038)        (8,365)         5,941
                                                            -------------- --------------  -------------  -------------
Income (loss) before equity in losses of OFS BrightWave,
   LLC and net gain on OFS BrightWave, LLC transaction             16,304          8,255         21,838         (7,300)
Equity in losses of OFS BrightWave, LLC, net of tax                     -           (578)             -         (1,393)
Net gain on OFS BrightWave, LLC transaction, net of tax                 -         76,437              -         76,437
                                                            -------------- --------------  -------------  -------------
Net income                                                      $  16,304      $  84,114      $  21,838      $  67,744
                                                            ============== ==============  =============  =============
Net income per share:
   Basic                                                        $    0.30      $    1.40      $    0.40      $    1.12
   Assuming dilution (a)                                        $    0.25      $    1.16      $    0.34      $    1.01

Weighted average shares outstanding:

   Basic                                                           54,561         60,193         54,537         60,436
   Assuming dilution (a)                                           67,065         72,988         67,036         67,980


(a) Calculation of net income per share, assuming dilution:

       Net income (basic)                                       $  16,304      $  84,114      $  21,838      $  67,744
       Convertible debt add-back (b)                                  629            665          1,258            712
                                                            -------------- --------------  -------------  -------------
            Numerator (assuming dilution)                       $  16,933      $  84,779      $  23,096      $  68,456
                                                            ============== ==============  =============  =============

       Weighted average shares (basic)                             54,561         60,193         54,537         60,436
       Dilutive effect of:
         Stock options (c)                                          1,010          1,301          1,005          1,355
         Convertible debt (b)                                      11,494         11,494         11,494          6,189
                                                            -------------- --------------  -------------  -------------
            Denominator (assuming dilution)                        67,065         72,988         67,036         67,980
                                                            ============== ==============  =============  =============

(b)  In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company's Form 10-K for the year ended December 31,
     2004.

(c)  Options to purchase approximately 3.3 million and 0.7 million common shares were excluded from the computation of net income per share, assuming dilution, for the three months ended June 30, 2005 and June 30, 2004, respectively, because they would have been antidilutive. Options to purchase approximately 4.5 million and 0.7 million common shares were excluded from the computation of net income per share, assuming dilution, for the six months ended June
     30, 2005 and June 30, 2004, respectively, because they would have been antidilutive.

                                       COMMSCOPE, INC.
                            CONDENSED CONSOLIDATED BALANCE SHEETS
                        (UNAUDITED -- IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                        June 30,        December 31,
                                                                          2005             2004
                                                                      --------------   --------------
                                           ASSETS

Cash and cash equivalents                                               $   121,080      $    99,631
Short-term investments                                                       66,151           77,620
                                                                      --------------   --------------
       Total cash, cash equivalents and short-term investments              187,231          177,251

Accounts receivable, less allowance for doubtful accounts of
   $14,198 and $12,761, respectively                                        164,876          122,612
Inventories                                                                 110,723          108,342
Prepaid expenses and other current assets                                    21,076           13,244
Deferred income taxes                                                        30,041           26,644
                                                                      --------------   --------------
       Total current assets                                                 513,947          448,093

Property, plant and equipment, net                                          287,784          311,453
Goodwill                                                                    151,360          151,384
Other intangibles, net                                                       76,318           82,315
Deferred income taxes                                                        16,931           17,341
Other assets                                                                 18,172           19,993
                                                                      --------------   ---------------
       Total Assets                                                     $ 1,064,512      $ 1,030,579
                                                                      ==============   ==============

                            LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                        $    64,672      $    52,898
Other accrued liabilities                                                    95,762           90,775
Current portion of long-term debt                                            13,000           13,000
                                                                      --------------   --------------
       Total current liabilities                                            173,434          156,673

Long-term debt                                                              290,800          297,300
Pension and postretirement benefit liabilities                               93,601           90,620
Other noncurrent liabilities                                                 31,186           36,523
                                                                      --------------   --------------
       Total Liabilities                                                    589,021          581,116

Commitments and contingencies

Stockholders' Equity:
   Preferred stock, $.01 par value; Authorized shares:  20,000,000;
     Issued and outstanding shares:  None at June 30, 2005 and
     December 31, 2004                                                           --               --
   Common stock, $.01 par value; Authorized shares:  300,000,000;
     Issued shares, including treasury stock: 64,865,170 at
     June 30, 2005 and 64,687,745 at December 31, 2004;
     Issued and outstanding shares: 54,665,170 at June 30, 2005
     and 54,487,745 at December 31, 2004                                        649              647
   Additional paid-in capital                                               435,204          432,839
   Retained earnings                                                        188,548          166,710
   Accumulated other comprehensive loss                                      (3,375)          (5,198)
   Treasury stock, at cost: 10,200,000 shares at June 30, 2005
     and December 31, 2004                                                 (145,535)        (145,535)
                                                                      --------------   --------------
       Total Stockholders' Equity                                           475,491          449,463
                                                                      --------------   --------------
       Total Liabilities and Stockholders' Equity                       $ 1,064,512      $ 1,030,579
                                                                      ==============   ==============



                                                    COMMSCOPE, INC.
                                     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (UNAUDITED -- IN THOUSANDS)

                                                                   Six Months Ended
                                                                       June 30,
                                                             -----------------------------
                                                                 2005            2004
                                                             ------------     -----------
OPERATING ACTIVITIES:
Net income                                                      $  21,838       $  67,744
Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                                  30,616          30,253
    In-process research and development charges                        --           3,894
    Gain on OFS BrightWave, LLC transaction, pretax                    --        (132,425)
    Impairment of note receivable from OFS BrightWave,
       LLC, pretax                                                     --          11,098
    Equity in losses of OFS BrightWave, LLC, pretax                    --           2,258
    Restructuring costs related to fixed asset impairment           2,225              --
    Deferred income taxes                                          (2,521)         26,968
    Tax benefit from stock option exercises                           355             909
    Changes in assets and liabilities                             (25,383)         47,271
                                                             -------------   -------------
Net cash provided by operating activities                          27,130          57,970

INVESTING ACTIVITIES:
    Additions to property, plant and equipment                    (13,450)         (4,507)
    Acquisition of Connectivity Solutions                             653        (260,522)
    Net proceeds from short-term investments                       11,479          74,995
    Proceeds from disposal of fixed assets                          1,576             170
                                                             -------------   -------------
Net cash provided by (used in) investing activities                   258        (189,864)

FINANCING ACTIVITIES:
    Net borrowings under revolving credit facility                      --          2,500
    Proceeds from issuance of long-term debt                            --        100,000
    Principal payments on long-term debt                           (6,500)        (35,000)
    Proceeds from issuance of convertible debentures                    --        250,000
    Repayment of convertible notes                                      --       (172,500)
    Long-term financing costs                                        (306)        (10,656)
    Proceeds from exercise of stock options                         1,982           5,817
                                                             -------------   -------------
Net cash provided by (used in) financing activities                (4,824)        140,161

Effect of exchange rate changes on cash                            (1,115)           (246)
                                                             -------------   -------------
Change in cash and cash equivalents                                21,449           8,021
Cash and cash equivalents, beginning of period                     99,631         110,358
                                                             -------------   -------------
Cash and cash equivalents, end of period                        $ 121,080       $ 118,379
                                                             =============   =============

                                                     COMMSCOPE, INC.
                                  SALES AND OPERATING INCOME BY REPORTABLE SEGMENT (d)
                                               (UNAUDITED -- IN MILLIONS)

                                          THREE MONTHS ENDED            SIX MONTHS ENDED
                                                JUNE 30,                     JUNE 30,
                                          ------------------------    ------------------------
                                            2005         2004           2005         2004
                                          ----------   -----------    ----------   -----------
Net Sales:
 Enterprise                            $   173.8    $   157.4      $   331.5     $   269.8
 Broadband                                 109.9        112.5          218.0         203.6
 Carrier                                    53.7         43.4           97.8          75.5
 Inter-segment eliminations                 (0.7)        (0.4)          (1.5)         (0.9)
                                      ----------   -----------    ----------    ----------
Consolidated Net Sales                 $   336.7    $   312.9      $   645.8     $   548.0
                                      ==========   ===========    ==========    ===========
Operating Income (Loss):
 Enterprise                            $    22.2    $     9.3      $    31.1     $    (1.6)
 Broadband                                   5.8         10.1           12.3          15.8
 Carrier                                    (3.4)        (8.4)         (10.3)        (17.3)
                                      ----------   -----------     ----------   -----------
Consolidated Operating Income (Loss)   $    24.6    $    11.0      $    33.1     $    (3.1)
                                      ==========    ==========     ==========   ===========

(d)  During the first quarter of 2005, as a result of the combined integration of the
     Connectivity Solutions business into the Company's global operations and financial reporting systems, management changed the reportable segments used to evaluate the
     Company's results of operations, as described in the Company's Form 10-Q for the period ended March 31, 2005. Results for the three and six months ended June 30, 2004, which include the results of the Connectivity Solutions business for the period from February 1,
     2004 through June 30, 2004, have been restated to conform to the new reportable segments.